Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-50005, 333-50827, 333-89453, 333-48420, 333-135772, 333-151841 and 333-158610) on Form S-8 of H.B. Fuller Company of our report dated January 22, 2010, with respect to the consolidated balance sheets of H.B. Fuller Company as of November 28, 2009 and November 29, 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended November 28, 2009 and the effectiveness of internal control over financial reporting as of November 28, 2009, which report appears in the November 28, 2009 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 22, 2010 notes that the Company adopted Financial Accounting Standards Board Accounting Standards Codification (ASC) 740 “Income Taxes” on December 2, 2007, ASC 815-10-50, “Disclosures about Derivative Instruments and Hedging Activities” on November 30, 2008, ASC 820-10, “Fair Value Measurements” on December 2, 2007 and the remaining aspects of ASC 820-10, “Fair Value Measurements” on November 30, 2008, and the measurement date provisions of ASC 715, “Employers’ Accounting for Defined Benefit Pension and Other Retirement Plans” on November 28, 2009.

/s/ KPMG LLP

Minneapolis, Minnesota

January 22, 2010